Exhibit 10.1

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is made between
(i) Charles Scott Zumbahlen (“Employee”) and (ii) Glowpoint, Inc. (the “Company”). Employee and the Company are referred to collectively as the “Parties.”

RECITALS
WHEREAS, Employee’s employment with the Company ended effective February 4, 2015 (the Separation Date”);

WHEREAS, the Parties acknowledge that, while employed for the Company, Employee obtained knowledge of the Company’s proprietary information or trade secrets; confidential business, financial, marketing/business development, customer, and partner information; inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, projects, maps, or plans; and other information relating to the Company’s business of cloud-based video collaboration services, video network services, video managed services, video conference suites or audio or video bridging services, or business-class support services, including, without limitation, GlowPoint Now, the Company’s videoconferencing network infrastructure and services, and customer information broadcasted, streamed, or disseminated via the Company’s videoconferencing networks and services; and other corporate or business documents related to the Company (the “Confidential Information”);

WHEREAS, the Parties wish to resolve (i) fully and finally potential disputes regarding Employee’s employment with the Company, (i) prevent damage to the Company caused by Employee using Confidential Information or unfairly competing with the Company and (iii) protect against the disclosure of Confidential Information; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1.Separation and Effective Date. Employee’s last day of employment with the Company is the Separation Date. This Agreement shall become effective on the eighth day after Employee signs this Agreement (the “Effective Date”), so long as Employee does not revoke this Agreement as provided below.

1.    Consideration.
a.    After the Effective Date, the Company will pay Employee a severance in the amount of twenty-nine thousand, one hundred sixty-six dollars and sixty-six cents

($29,166.66), less applicable deductions and withholdings, which is equivalent to two months of Employee’s salary in effect as of the Separation Date. This payment will be paid in five installments in accordance with Glowpoint’s normal payroll schedule and direct deposited to the Employee’s bank account.
b.    Reporting of and withholding on any payment under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment pursuant to subparagraph (a) above, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.
2.    General Release.
a.    Employee, for Employee and for Employee’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company and each of its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, board members, committee members, employees, agents, and attorneys from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).
b.    The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties, (except as provided herein) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Employee under the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law;
(vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax law; and (viii) any claim which was or could have been raised by Employee.

3.    Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.
4.    Acknowledgement of Continuing Obligations. Employee shall continue to remain obligated under any noncompetition, confidentiality, or proprietary information agreement between the Company and Employee, including without limitation any confidentiality and non-solicitation provisions contained therein.
5.    No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
6.    Non-Competition; Non-Solicitation.
a.    For a period of two (2) months following the Separation Date Employee shall not, anywhere in the United States, engage in the following conduct, whether direct or indirect, on Employee’s own behalf or on behalf of, or in conjunction with, any person, partnership, corporation, or entity:
(A)    own, manage, operate, control, be employed by, participate in, engage in, render any services for, assist, have any financial interest in, permit Employee’s name to be used in connection with, or be connected in any manner with the ownership, management, operation, or control of, any Competitor of the Company. For the purposes of this Agreement, a “Competitor” is any person or entity that engages in, or is planning to engage in, in whole or in part, in the business of cloud-based video collaboration services, video network services, video managed services, video conference suites or audio or video bridging services, or business-class support services, including, without limitation, products and services similar to GlowPoint Now;
(B)    consult with, act as an agent for, or otherwise assist any Competitor to compete or prepare to compete with the Company in any of the Company’s existing or prospective businesses;
b.    For a period of one (1) year following the Separation Date Employee shall not, anywhere in the United States, engage in the following conduct, whether direct or indirect, on Employee’s own behalf or on behalf of, or in conjunction with, any person, partnership, corporation, or entity:
(A)    interfere with the relationship between the Company and any current or former employee, agent, or consultant of the Company, including, without limitation, soliciting, inducing, enticing, hiring, employing, or attempting to solicit, induce, entice, hire, or employ any current or former employee, agent, or consultant of the Company;

(B)    interfere or attempt to interfere with any transaction in which the Company was involved or which was pending during the term of Employee’s employment or at the date on which Employee’s employment with the Company ends; and/or;
(C)    solicit in any manner any of the Company’s customers or prospective customers, including, without limitation, soliciting, inducing, or attempting to solicit or to induce any customer or other business relation of the Company to cease doing business with the Company, reduce the amount of business it does with the Company, or in any way interfere with the relationship between any such customer or business relation and the Company, its affiliates, subsidiaries, or parents.
c.    Notwithstanding the foregoing subparagraphs (a) through (b), Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any Competitor (but without otherwise participating in the activities of such Competitor) if such securities are listed on any national stock exchange or quoted on an automated quotation system.
d.    Employee may not avoid the purpose and intent of this Paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods.
7.    Warranties. Employee warrants and represents as follows:
a.Employee has read this Agreement, and Employee agrees to the conditions and obligations set forth in it.
b.Employee acknowledges that the success of the Company’s business depends in large part on the protection of the Company’s Confidential Information and that in the course of Employee’s employment with the Company, Employee became familiar with the Company’s Confidential Information. The Company’s Confidential Information is a valuable, special, and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of Employee’s duties hereunder. Employee acknowledges Employee’s access to the Company’s Confidential Information, coupled with the personal relationships and goodwill between the Company and its customers, will enable Employee to compete unfairly against the Company and that use or disclosure of the Confidential Information outside the performance of Employee’s job duties for the Company would cause harm and/or damage to the Company. In other words, the promises made herein by the Employee are necessary to protect the Company’s legitimate business interests.
c.Employee is among the Company’s executive personnel, management personnel, or officers and employees who constitute professional staff to executive and management personnel.
d.Given the nature of the business in which the Company is engaged, the restrictions in Paragraph 7 above, including their geographic scope and duration, are reasonable.

e.Employee voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.
f.Employee has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that Employee had the full twenty-one (21) days if Employee so desired and that Employee was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right Employee had to review the Agreement for a full twenty-one (21) days.
g.Employee has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Employee might have under the Age Discrimination in Employment Act, Employee may rescind Employee’s waiver and release within seven (7) calendar days of Employee’s execution of this Agreement and (ii) any such rescission must be in writing and e-mailed and hand delivered to Peter J. Holst, Glowpoint, Inc., 1776 Lincoln Street, Suite 1300, Denver, Colorado, 80203, email: pholst@glowpoint.com, within the seven-day period.
h.Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released.  In the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.
i.Employee acknowledges and understands that this Agreement does not prohibit or prevent Employee from filing a charge with the Equal Employment Opportunity Commission, or equivalent state agency, or from participating in a federal or state agency investigation.  Notwithstanding the foregoing, Employee waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Employee’s behalf arising out of, relating to, or in any way connected with the Released Claims.
j.Employee has not previously disclosed any information which would be a violation of the confidentiality provisions set forth below if such disclosure were to be made after the execution of this Agreement.
k.Employee has full and complete legal capacity to enter into this Agreement.

l.Employee admits, acknowledges, and agrees that (i) Employee is not otherwise entitled to the amount set forth in Paragraph 2 and (ii) that amount is good and sufficient consideration for this Agreement.
m.Employee admits, acknowledges, and agrees that Employee has been fully and finally paid or provided all wages, compensation, vacation, bonuses, stocks, stock options, or other benefits from the Company which are or could be due to Employee under the terms of Employee’s employment with the Company, or otherwise.
8.    Confidential Information.
a.    Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached shall be kept confidential by Employee from all persons and entities other than the Parties to this Agreement. Employee may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; or (iii) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Employee’s employment and this matter, Employee shall state, “My employment with the Company has ended” and nothing more.
b.    Employee shall not use, nor disclose to any third party, any of the Company’s Confidential Information for any purpose whatsoever. Employee hereby expressly acknowledges that any breach of this Paragraph or of Paragraph 7 shall result in a claim for injunctive relief and/or damages against Employee by the Company, and possibly by others.
9.    Section 409A. This Agreement is intended to comply with Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Employee shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A.
10.    Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents.

11.    Cooperation. Employee agrees to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Employee will make Employee available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Paragraph.
12.    Return of Property and Information. Employee represents and warrants that, prior to Employee’s execution of this Agreement, Employee will return to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business. Employee agrees that, to the extent that Employee possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, Employee will delete those files, data, or information (and will retain no copies in any form). Employee also will return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form prior to the date Employee executes this Agreement.
13.    Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.
14.    Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.
15.    Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.
16.    Entire Agreement. This Agreement, and any noncompetition, confidentiality, or proprietary information agreement between the Company and Employee, constitutes the entire agreement between the Parties. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. Employee acknowledges that Employee has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.
17.    Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement.

The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.
18.    Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Venue shall be in the Colorado state or federal courts.
19.    Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
20.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties have executed this Confidential Severance and Release Agreement on the dates written below.
EMPLOYEE
/s/ Charles Scott Zumbahlen            _February 9, 2015__________
Charles Scott Zumbahlen            Date

THE COMPANY
/s/ Peter Holst                    _February 9, 2015__________
Glowpoint, Inc.                 Date
By: Peter Holst
Title: President and CEO